EXHIBIT 10.22

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made on March 3, 2003 by and between QUANTUM Fuel Systems Technologies World Wide, Inc. (“QUANTUM”) and Ray Corbin (“Employee”). Capitalized terms not otherwise defined in this Agreement shall have the meanings specified in Section 5 unless the context otherwise requires.

Section 1.  EMPLOYMENT.

The Company hereby employs Employee to render services to the Company in an executive capacity as the Chief Operating Officer of QUANTUM.

Employee hereby accepts employment under this Agreement and agrees to devote his best effort and substantially full time, attention and energy to the Company’s business. Employee’s duties shall include all of the duties normally associated with the position of chief operating officer and shall include such other activities, responsibilities and duties as may be reasonably assigned from time to time by the President. The Company, through the President, shall retain full direction and control of the manner, means and methods by which Employee performs the services for which he is employed hereunder, provided that Employee’s duties and responsibilities shall be of substantially the same character as, or equivalent to, those performed by an executive officer.

Section 2.  COMPENSATION.

2.1  BASE SALARY.  During the Term, QUANTUM will pay Employee a base salary of $204,750 per year during the first twelve months of the effective date of this agreement, paid to Employee every two weeks for a total of twenty-six payments annually pursuant to QUANTUM’s normal payroll policy, as modified from time to time. The annual base salary shall be subject to review and adjustment at 120 days subsequent to execution of this Agreement. Thereafter, the annual base salary will be reviewed subject to annual increases.

2.2  INCENTIVE COMPENSATION.  During the Term, Employee shall be eligible for an annual cash bonus which shall be payable each year within 100 days following the end of the Fiscal Year and shall be protected on a daily basis for any period of the Term which does not include all of a Fiscal Year.

2.3  BENEFITS.  During the Term, Employee shall be entitled to the following fringe benefits:

(a)  Except as otherwise specified in this Agreement, the fringe benefits that the Company makes generally available to its executive officers, which currently include medical insurance and a Section 401(k) defined contribution employee savings plan and a deferred compensation plan (unqualified);

(b)  Term life insurance in the face amount of $750,000;

(c)  As an addition to the company’s standard long-term disability insurance, the payments will be stepped-up to $10,000 to the expiration of this contract after a waiting period not in excess of ninety (90) days;

(d)  A car allowance of $12,000 per year, plus reimbursement of fuel, maintenance, registration and other expenses, pro-rated on a daily basis for any period of the Term, which is less than a full year;

(e)  Four (4) weeks of paid vacation each calendar year, pro rated on a daily basis for any period of the Term which is less than a full year;

(f)  Ten (10) days of sick leave each calendar year, pro rated on a daily basis for any period of the Term which is less than a full year. Unused sick leave will not be accumulated or carried over nor paid for upon termination of this Agreement.

(g)  Annual Estate Planning Cost

2.4  BUSINESS EXPENSE REIMBURSEMENT.  During the Term, the Company will reimburse Employee for reasonable out-of-pocket expenses incurred by Employee in performance of service for the Company under this Agreement (e.g. transportation, Lodging and food expenses incurred while traveling on Company business), all subject to such policies and other requirements as the Company may from time to time establish for its employee generally. Employee shall maintain such records as will enable the Company to deduct such items and business expenses when computing its taxes.

2.5  WITHHOLDING.  Payment of compensation to Employee will be subject to withholding of such amounts on account of payroll taxes, income taxes and other withholding as may be required by applicable law, rule or regulation of any governmental authority or as consented to by Employee.

Section 3.  TERM AND TERMINATION PAYMENTS.

3.1  TERM.  The Term will commence on March 3, 2003, for two (2) consecutive twelve (12) month periods unless earlier terminated as a result of: (a) Company’s termination of Employee’s employment pursuant to Section 3.2; (b) Employee’s resignation of employment pursuant to Section 3.3.

3.2  TERMINATION BY COMPANY.  Company may terminate Employee’s employment with or without cause at any time by giving Employee written notice at least thirty (30) days prior to the effective date of termination; PROVIDED, that if such termination of employment is effective:

(a)  Prior to the expiration of the two year Term, then the Employee shall be paid for the remaining balance of the contract a lump sum payment equal to the annual base salary under Section 2.1 plus the additional cash compensation under Section 2.2 that Employee would have earned for the remaining months following the effective date of termination of employment, and the benefits provided pursuant to Section 2.3 shall continue for a six-month period following the effective date of termination of employment; and

(b)  All of the Employee’s outstanding incentive stock options, qualified and non-qualified, will automatically vest.

3.3  TERMINATION BY EMPLOYEE.  Employee may resign at any time by giving the Company written notice at least thirty (30) days prior to the effective date of such termination. In the event of termination by Employee, Employee shall not be entitled to any compensation or benefits following the effective date of termination of employment.

3.4  VOLUNTARY RELINQUISHMENT OF POSITION.  In the event Employee voluntarily relinquishes the position of chief operating officer, Sections 1, 2, and 3 of this Agreement shall be considered null, void, and unenforceable.

Section 4.  CONFIDENTIALITY.

4.1  CONFIDENTIALITY INFORMATION.  Employee shall not at any time during the period of his employment or thereafter, except as required in the course of his employment with the Company or as authorized in writing by the Board of Directors, directly or indirectly use, disclose, disseminate or reproduce any Confidential Information or use any Confidential Information to complete, directly or indirectly, with the Company. All notes, notebooks, memoranda, computer program and similar repositories of information containing or relating in any way to Confidential Information shall be the property of the Company. All such items made or complied by Employee or made available to Employee during the Term, including all copies thereof, shall be delivered to the Company by Employee upon termination of the Term or at any other time upon request of the Company.

4.2  PROPRIETARY INFORMATION OF OTHERS.  Employee will not use in the course of Employee’s employment with the Company, or disclose or otherwise make available to the Company, any information, documents or other items which Employee may have received from any prior employer or other person and which Employee is prohibited from so using, disclosing or making available by reason of any contract, court order, law or other obligation by which Employee is bound.

4.3  EQUITABLE RELIEF.  Employee acknowledges that: the provisions of this Section 4 are essential to the Company; the Company would not enter into this Agreement if it did not include such provisions; the damages sustained by the Company as a result of any breach of such provisions cannot be adequately remedied by damages; and, in addition to any other right or remedy that the Company may have under this Agreement by law or otherwise, the Company will be entitled to injunctive and other equitable relief to prevent or curtail any breach of any such provisions.

Section 5.  DEFINITIONS.

Whenever used in this Agreement with initial letters, capitalized, the following terms will have the following meanings:

“BOARD OF DIRECTORS” means, unless otherwise specified, QUANTUM Fuel Systems Technologies World Wide Inc.’s Board of Directors.

“CONFIDENTIAL INFORMATION” means information not generally known relating to the business of the Company or any third party that is contributed to, developed by, disclosed to, or known to Employee in his course of employment by the Company, including but not limited to customer lists, specifications, data, research, test procedures and results, know-how, services used, computer programs, information regarding past, present and prospective plans and methods of purchasing, accounting, engineering, business, marketing, merchandising, selling and servicing used by the Company.

“FISCAL YEAR” means the Company’s fiscal year for financial accounting purposes, which is currently a fiscal year ending on April 30.

“TERM” means the period during which Agreement is in effect as provided in Section 3.1.

Section 6.  MISCELLANEOUS.

6.1  COMPLIANCE WITH LAWS.  In the performance of this Agreement, each party will comply with all applicable laws, regulations, rules, orders and other requirements of governmental authorities having jurisdiction.

6.2  NONWAIVER.  The failure of any party to insist upon or enforce strict performance by any other of any provision of this Agreement or to exercise any right, remedy or provision of this Agreement will not be interpreted or construed as a waiver or relinquishment to any extent of such party’s right to consent or rely upon the same in that or any other instance; rather the same will be and remain in full force and effect.

6.3  ENTIRE AGREEMENT.  This Agreement constitutes the entire Agreement, and supersedes any and all prior Agreements, between the Company and Employee. No amendment, modification or waiver of any of the provisions of this Agreement will be valid unless set forth in a written instrument signed by the party to be bound thereby.

6.4  APPLICABLE LAW AND VENUE.  This Agreement will be interpreted, construed and enforced in all respects in accordance with the local laws of the State of California and venue for any action out of this Agreement shall be in Los Angeles County, California.

6.5  SURVIVAL.  Section 4.  Together with all other provisions of this Agreement that may reasonably be interpreted or construed to survive any termination of the Term, shall survive termination of the Term.

6.6  ATTORNEYS’ FEES.  In the event any suit or proceeding is instituted by any party against another arising out of this Agreement, the prevailing party shall be entitled to recover its attorneys’ fees and expenses of litigation or arbitration.

6.7  SEVERABILITY.  If any term, provision, covenant, or condition of this Agreement shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement shall remain in full force and effect.

6.8  HEADINGS.  The headings and captions of this Agreement are provided for convenience only and are not intended to have any effect upon the interpretation or construction or construction of the Agreement.

6.9  NOTICES.  Any notice, request, consent, or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and personally delivered to Employee or by registered or certified mail to Employee’s residence (as noted in the Company’s records), or if personally delivered to the Company’s Corporate Secretary at the Company’s principal office.

6.10  NONSOLICITATION OF EMPLOYEES PROVISION.  For a period of two (2) years from the date that Employee is no longer employed by QUANTUM, Employee shall not take any actions to assist Employee’s successor employer or any other entity in recruiting any other employee who works for or is affiliated with QUANTUM. This includes, but is not limited to: (a) identifying to such successor employer or its agents or such other entity the person or persons who have special knowledge concerning QUANTUM’s processes, methods or confidential affairs; and (b) commenting to the successor employer or its agents or such other entity about the quantity of work, quality of work, special knowledge, or personal characteristics of any person who is still employed at QUANTUM. Employee also agrees that Employee will not provide such information set forth in (a) and (b) above to a prospective employer during interviews preceding possible employment.

6.11  CONTRACT RE-NEGOTIATIONS.  Between the 120th and 90th day prior to expiration of the Term of this Agreement, either party may request the opportunity to discuss extension or modification of this Agreement. Thereupon, the parties shall, within 10 days, meet and discuss all relevant issues raised by either party.

QUANTUM Fuel Systems Technologies Worldwide, Inc.

/s/ RAY CORBIN		/s/ ALAN NIEDZWIECKI
Ray Corbin Chief Operating Officer		Alan Niedzwiecki President & CEO

Dated:	3/3/03	Dated:	March 3, 2003